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                                  EXHIBIT 23.2







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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We have issued our report dated May 11, 2001, accompanying the financial statements of Wayne Savings Bancshares, Inc. as contained in the Registration Statement and the Form AC of Wayne Savings Bancshares, Inc. to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about September 18, 2001. We consent to the use of the aforementioned reports in the Registration Statements and Prospectus and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton, LLC
------------------------

Cincinnati, Ohio
September 13, 2001